Exhibit 4.32

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (“Agreement”) is dated as of the 25th day of November, 2003 by and among Xenova Group plc (the “Company”), the several purchasers named in the attached Exhibit A (individually, a “Purchaser” and collectively, the “Purchasers”) and Bingham McCutchen LLP as Escrow Agent (the “Escrow Agent”).

WHEREAS, the Company’s presently authorized share capital consists of 400,000,000 ordinary shares, £0.10 par value share (the “Currently Authorized Shares”);

WHEREAS, after the date hereof and before the purchase and sale of securities contemplated hereby is consummated (the “Closing”), the Company intends to recapitalize its share capital in the manner described on Schedule 3.2 hereto (the “Recapitalization”), as a result of which (i) each issued Currently Authorized Share will be converted into one (1) ordinary share, £0.01 par value per share (the “New Ordinary Shares”) and nine (9) deferred shares, £0.01 par value per share (all of which deferred shares the Company anticipates will be subsequently cancelled) and (ii) each unissued Currently Authorized Share will be converted into ten (10) New Ordinary Shares;

WHEREAS, the Company wishes to sell to the Purchasers Units (as defined in Section 1) representing in the aggregate for all Purchasers on the date hereof 73,624,610 New Ordinary Shares and warrants to purchase 22,087,383 New Ordinary Shares;

WHEREAS, the Purchasers, severally, wish to purchase the Units on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Admission” means the admission of the New Ordinary Shares and the Warrants to be issued and sold pursuant to this Agreement to the Official List of the U.K. Listing Authority in accordance with its listing rules, and dealings commencing on the London Stock Exchange for such securities.

(b) “ADS” means an American Depositary Share of the Company issued by The Bank of New York, with each ADS currently representing 10 ordinary shares.

(c) “Affiliate” of a party means any corporation or other business entity controlled by, controlling or under common control with such party. For this purpose “control” shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting or income interest in such corporation or other business entity.

(d) “Clawback Units” means the number of Units subscribed for hereunder that the Company determines prior to Closing will not be available for purchase hereunder because they must be made available to satisfy the demand of purchasers in the U.K. Open Offer.

(e) “Closing Date” means the date on which the Closing occurs, which will be the date on which Admission occurs.

(f) “EGM” or “Extraordinary General Meeting” means the extraordinary general meeting of the Company to be held at 10:00 a.m. Greenwich Mean Time on December 22, 2003 at which, among other things, the Recapitalization, the U.K. Open Offer, the U.K. Placing and the issuance of Units to the Purchasers pursuant to this Agreement are to be approved by the Company’s stockholders, and including any adjournment or postponement thereof.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

(h) “Issue Price” means £1.125 per Unit (or where an election shall have been made in accordance with Section 2.1.2 hereof £1.125 per Unit).

(i) “Material Adverse Effect” means a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), financial condition, or results of operations of the Company and its subsidiaries taken as a whole, other than as a result of any effect, development, event or occurrence (i) relating to the economy in general or (ii) relating to the industry in which the Company or its subsidiaries operate in general and not specifically relating to the Company or its subsidiaries.

(j) “Nomura” means Nomura International plc.

(k) “Proxy Statement/Prospectus” means the documentation to be circulated to the Company’s stockholders (i) to solicit their approval of the Recapitalization, the U.K. Open Offer, the U.K. Placing and the transactions contemplated by this Agreement and (ii) to disclose to those stockholders eligible to participate in the U.K. Open Offer and to those purchasers participating in the U.K. Placing the information relevant to their decision whether to participate therein.

(l) “SEC” shall mean the Securities and Exchange Commission.

(m) “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

(n) “U.K.Open Offer” means the conditional invitation by Nomura, on behalf of the Company, to stockholders of the Company (other than certain stockholders who are not resident in or citizens of, or which are not entities organized under the laws of, the United Kingdom) to apply to subscribe for Units at the Issue Price.

(o) “U.K. Placing” means the placing of 11,360,578 Units at the Issue Price by Nomura with U.K. institutions, some of which will be placed “firm” and some of which will be subject to being clawed back to satisfy take up by stockholders of the Company pursuant to the U.K. Open Offer, which placing is underwritten by Nomura pursuant to the U.K. Placing Agreement.

(p) “U.K.Placing Agreement” means the agreement between the Company and Nomura dated the date hereof pursuant to which Nomura has agreed, subject to certain conditions, to underwrite the purchase in the U.K. Placing of an aggregate of 11,360,578 Units at the Issue Price.

(q) “Unit” means an investment unit consisting of ten (10) New Ordinary Shares and three (3) Warrants (or where an election shall have been made in accordance with Section 2.1.2 hereof one (1) ADS and three-tenths (.3) of a Warrant for ADSs).

(r) “Warrant” means a warrant to purchase one (1) New Ordinary Share upon payment of an exercise price of £0.125 per New Ordinary Share (or where an election shall have been made in accordance with Section 2.12 hereof, one (1) ADSs upon the payment of an exercise price of £1.25 per ADS) pursuant to the other terms and provisions set forth in the Warrant Instrument.

(s) “Warrant Instrument” means to warrant instrument to be executed by the Company substantially in the form of Exhibit C hereto.

2. Purchase and Sale of Securities.

2.1 Purchase and Sale.

2.1.1 Units. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, hereby agrees to purchase from the Company at the Closing for the Issue Price (i) the number of Units set forth opposite the name of such Purchaser under the heading “Number of Units To Be Purchased” on Exhibit A hereto less (ii) such number of Units as ThinkEquity Partners LLC (“TEP”) shall determine with respect to such Purchaser to be Clawback Units pursuant to Section 2.2.1 hereof (such net number of Units in relation to each Purchaser being herein called the “Net Purchased Units”).

2.1.2 Restricted ADSs. Each Purchaser shall have the right to elect to receive Units composed of restricted ADSs and Warrants to purchase restricted ADSs in lieu of receiving Units composed of New Ordinary Shares and Warrants to purchase New Ordinary Shares. To make such an election, a Purchaser must notify the Company of its election in writing not later than December 4, 2003. Units issued pursuant to such an election will be subject to all the terms and provisions of this Agreement, including those relating to representations, warranties and transfer restrictions, to the same extent as the regular Units purchased hereunder, except that the number of Units to be acquired by the Purchaser making this election shall be adjusted as necessary to take account of the number of New Ordinary Shares represented by each ADS.

2.2 Closing.

2.2.1 Clawback. At least three (3) days prior to the date of the EGM, the Company shall deliver to TEP a written notice specifying the number of Units that will be Clawback Units, such notice to be final and binding upon TEP and the Purchasers. TEP shall determine, in the exercise of its sole discretion, the allocation of the Clawback Units among the Purchasers. No later than the end of the first full business day after the Company has notified TEP in writing of the number of Clawback Units, TEP shall deliver to each Purchaser a written notice specifying with respect to such Purchaser the number of Units that will be Clawback Units. Each Purchaser acknowledges and agrees that the allocation of Clawback Units by TEP as aforesaid shall be final and binding and will not be subject to challenge even if the result thereof is that one or more Purchasers are totally cut out of the opportunity to purchase Units pursuant to this Agreement. Each Purchaser acknowledges and agrees that TEP shall be free to allocate the Clawback Units among Purchasers in any manner TEP deems appropriate, that TEP makes no representation that it will allocate Clawback Units in any particular manner, and that such allocation may not be pro rata among Purchasers in proportion to their commitments under this Agreement. In making the allocation, TEP will be acting as an agent for the Company, and TEP shall have no obligation, duty or liability to any Purchaser in respect of the manner in which TEP determines to allocate the Clawback Units among Purchasers or any consequential reductions in the number of Units available to be purchased by any such Purchaser.

2.2.2 Closing Escrow. Each Purchaser severally and not jointly agrees that not later than 10:00 am, Eastern Standard Time on the business day immediately preceding the date of the EGM, such Purchaser will cause the amount of pounds sterling equal to the Net Purchased Units times the Issue Price to be deposited by wire transfer of immediately available funds to such non-interest bearing escrow account of the Escrow Agent as the Escrow Agent shall designate at least five (5) days prior to the EGM. Such funds shall be held in escrow by the Escrow Agent in accordance with and subject to the provisions of this Section 2.2 and Section 8.14 hereof.

2.2.3 Closing. The deposit of funds with the Escrow Agent by each Purchaser pursuant to Section 2.2.2 hereof (the “Escrowed Funds”) shall evidence such Purchaser’s irrevocable agreement that the following shall automatically occur with respect to such Purchaser as of 12:01 A.M. Eastern Standard time on the Closing Date:

(a) Such Purchaser will be deemed to have certified that the conditions to the Company’s obligation to consummate the Closing with respect to such Purchaser specified in Section 5.2(a) and Section 5.2(e) hereof have been satisfied.

(b) The conditions to the Purchaser’s obligation to consummate the Closing provided in Sections 5.1 (e), (g), (h) and (i) hereof shall be deemed to have been satisfied or waived, provided, that nothing herein shall be deemed to constitute a waiver by any Purchaser of its right to bring a claim or action after the Closing Date alleging that any representation or warranty was not true and correct on and as of the Closing Date.

(c) Such Purchaser shall be deemed to have irrevocably instructed and Escrow Agent to deliver such Purchaser’s Escrowed Funds to such bank account(s) of the Company as the Company shall have specified to the Escrow Agent subject only to the Escrow Agent having received:

(i) a certificate, dated the Closing Date, executed by the Nomura certifying that the conditions to the Closing specified in Section 5.1 (b) and Section 5.2(b) hereof have been satisfied, and

(ii) a certificate, dated the Closing Date, executed by the Company certifying that all the conditions to the Closing specified in Section 5.1(a) and Section 5.1(c), (d) and (f) hereof have been satisfied, and

(iii) a certificate, dated the Closing Date, executed by the Company certifying that all the conditions to the Closing specified in Sections 5.2 hereof have been satisfied or waived.

(iv) the opinion of Simmons & Simmons dated the date of the EGM substantially in the form of Schedule 2.2.3(c)(iv) hereof.

Following delivery to the Escrow Agent of the certificates and opinion referred to in paragraph (c) above, the conditions to the obligation of each Purchaser to consummate the Closing provided in Sections 5.1(a), (b), (c), (d), (f) and (i) hereof shall be deemed to have been satisfied or waived (the conditions contained in Section 5.1(e), (g), (h) and (i) having been satisfied previously as provided above in Section 2.2.3(b)), the Company shall procure that a meeting of its Board of Directors is held at which the Board resolves, conditional only on Admission, to allot and issue to the Purchasers the net subscribed Units and to procure the names of the Purchasers be entered as holders of the relevant numbers of New Ordinary Shares in the registers of members and warrant holders, and the Escrow Agent shall promptly cause the Escrowed Funds to be sent by wire transfer to the bank account(s) specified by the Company in writing not later than two (2) days after the date of Admission and copies of the certificates and opinion provided pursuant to paragraph (c) above to the Purchasers and the Company; provided, that nothing herein shall be deemed to constitute a waiver by any Purchaser of its right to bring a claim or action after the Closing Date alleging that any representation or warranty was not true and correct on and as of the Closing Date.

2.2.4 Settlement. Not later that fourteen (14) days after the Escrowed Funds shall have been paid to the Company, the Company shall cause to be delivered to each Purchaser (i) a single stock certificate, registered in the name of such Purchaser or its designee (if permissible hereunder), representing the number of New Ordinary Shares purchased by such Purchaser, and (ii) a single Warrant certificate issued pursuant to the Warrant Instrument, such certificate to the registered in the name of the Purchaser and representing the number of Warrants purchased by such Purchaser.

2.3 Independent Nature of Invertors’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. The decision of each Purchaser to purchase securities pursuant to this Agreement has been made by such Purchaser independently of any other purchaser. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the securities to be purchased hereunder or enforcing its rights under this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Purchasers as of the date hereof and as of the Closing Date as follows:

3.1 Organization. The Company is a public limited company duly organized and validly existing under the laws of England. Upon the approval of the Company’s stockholders to be obtained at the EGM, the Company will have all requisite corporate power to enter into this Agreement and the Warrant Instrument and to carry out and perform its obligations under the terms hereof and thereof.

3.2 Capitalization. As of the date hereof, the currently authorized capital stock of the Company consists of 400,000,000 Currently Authorized Shares of which 243,882,197 are in issue on the date hereof. Except for the Units to be issued pursuant to this Agreement and pursuant to the U.K.

Placing and the U.K. Open Offer and except as set forth in Schedule 3.2 hereto, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. The “Capital Reorganization” referenced in the Warrant Instrument is fully described in Schedules 3.2 and 3.12 hereto.

3.3 Authorization. Except for (i) the approval of the Company’s stockholders to be obtained at the EGM, and (ii), solely with respect to each exercise of a Warrant, the adoption by the Board of Directors of the Company of a resolution authorizing the issuance and allotment of the ordinary shares issuable upon the exercise of such Warrant and the admission of such shares to the Official List of the U.K. Listing Authority in accordance with its listing rules, all corporate action on the part of the Company, its officers, directors and stockholders, necessary for the authorization, execution, delivery and performance of each of this Agreement and the Warrant Instrument and the consummation of the transactions contemplated herein and therein has been taken. Delivery by the Company of the certificate provided by Section 2.2.3(c)(ii) shall constitute the Company’s representation and warranty that the representation and warranty contained in the preceding sentence is true and correct as of the Closing Date without regard to the qualification contained in clause (i) thereof. When executed and delivered by the Company, each of this Agreement and the Warrant Instrument shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

3.4 Valid Issuance of the Securities. The Units being purchased by the Purchasers hereunder will, upon issuance and payment therefor pursuant to the terms hereof, be duly authorized, validly issued, fully paid and nonassessable. The ordinary shares issuable upon exercise of the Warrants will be duly authorized as of the Closing Date and, upon issuance and payment of the exercise price payable to exercise the Warrants as provided therein, will be validly issued, fully paid and nonassessable. The New Ordinary Shares purchased at the closing or upon exercise of the Warrants shall rank pari passu in all respects with the ordinary shares in issue at the time of Closing or exercise of the Warrants, as appropriate.

3.5 Financial Statements. The financial statements of the Company as at and for the year ended December 31, 2002 and the nine months ended September 30, 2003 as filed by the Company pursuant to the Exchange Act (the “Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”) applied on a consistent basis during the periods involved (except as noted therein), and fairly present, in all material respects, the consolidated financial position of the Company and its subsidiaries and the consolidated results of its operations as of the dates and for the periods indicated thereon, except that the unaudited financial statements as at and for the period ended September 30, 2003 may not be in accordance with UK GAAP because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which, individually, and in the aggregate, will not be material. From September 30, 2003 until the date hereof, to the Company’s knowledge, there has been no effect, development, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect.

3.6 SEC Documents. The Company has filed all reports and registration statements, required to be filed with the SEC by the Company since December 31, 2002 (Collectively, the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects as to form with the requirements of the Exchange Act or the Securities Act, as applicable. As of their respective filing dates, except to the extent corrected by a subsequently filed SEC Document, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.7 Consents. Except as provided in Section 3.3, all consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the Warrant Instrument and the consummation of the transactions contemplated hereby and thereby have been obtained and are effective.

3.8 No Conflict. The execution and delivery of this Agreement and the Warrant Instrument by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the Memorandum and Articles of Association of the Company or (ii) any material agreement, instrument, permit, franchise or license of the Company or any judgment, order, statute, law, ordinance, rule or regulations applicable to the Company.

3.9 Brokers or Finders. Except for TEP in respect of the transactions contemplated by this Agreement and Nomura in connection with the U.K. Placing and the U.K. Open Offer, whose fees will be paid by the Company, the Company has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement, and the Company has not incurred, and shall not incur, directly or indirectly, any liability for or on behalf of any Purchaser for nay brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.10 Nasdaq National Market. The Company’s ADSs are (but any restricted ADSs issued hereunder will not be) listed on the Nasdaq National Market System, and there are no proceedings continuing to revoke or suspend such listing.

3.11 Absence of Litigation. Except as disclosed on Schedule 3.11 hereto, there is no action, suit or proceeding or, to the Company’s knowledge, any investigation, pending, or to the Company’s knowledge, threatened by or before any governmental body against the Company in which an unfavorable outcome, ruling or finding in any said matter, or for all said matters taken as a whole, would reasonably be expected to have a Material Adverse Effect. The foregoing includes, without limitation, any such action, suit proceeding or investigation that questions the validity of this Agreement or the U.K. Placing and U.K. Open Offer or the right of the Company to execute, deliver and perform its obligations under this Agreement.

3.12 Information About the Company. The information about the Company set forth in Schedule 3.12, the other Schedules to this Agreement and the SEC Documents, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.13 Company Not an “Investment Company”. The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is not, and immediately after receipt of payment for the Units will not be, an “Investment Company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

3.14 Valid Private Placement. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Units or (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Units under the Securities Act. The offer and sale of the Units to the Purchasers as contemplated hereby is exempt from the registration requirements of the Securities Act; provided, that each Purchaser acknowledges that this representation is used in part on the representations and warranties made by each Purchaser in Section 4 below.

3.15 Use of Proceeds. The proceeds of the sale of the Units hereunder shall be used by the Company for working capital and general corporate purposes

3.16 Questionable Payments. Neither the Company nor, to the knowledge of the Company, any of its current or former directors, officers, employees, agents or other persons acting on behalf of the Company, has on behalf of the Company or in connection with its business; (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.17 Registration Rights. The Company has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Company registered under the Securities Act which have not been satisfied

3.18 No Additional Agreements. The Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

4. Representations and Warranties of the Purchasers. Each Purchaser severally for itself, and not jointly with the other Purchasers, represents and warrants to the Company as of the date hereof, as of the Closing Date and as of each date on which it exercises a Warrant as follows:

4.1 Reliance. Such Purchaser acknowledges and agrees that the Company has not made any representations or warranties to it with respect to the transactions contemplated by this Agreement other than those specifically set forth in Section 3 hereof. Such Purchaser has not relied on representations, warranties, opinions, projections, financial or other information or analysis, if any, supplied to it by any person other than the Company.

4.2 Organization. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

4.3 Authorization. All action on the part of such Purchaser and, if applicable, its officers, directors, shareholders, managers, members, and general and limited partners, necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

4.4 Purchase Entirely for Own Account. Such Purchaser is acquiring the Units being purchased by it hereunder, and will acquire any ordinary shares it acquires upon exercise of Warrants, for its own account for investment, and not for resale or with a present view to distribution thereof; provided, that this representation and warranty shall not limit such Purchaser’s right to sell the Units and ordinary shares issuable upon the exercise of Warrants pursuant to a valid registration statement or otherwise in compliance with applicable federal and state securities laws.

4.5 Investor Status; Etc. Such Purchaser certifies and represents to the Company that at the time such Purchaser was offered the Units it was, as of the date hereof it is, and on the Closing Date and each date on which it exercises a Warrant, it will be an “Accredited Investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) not organized for the purpose of acquiring the Units or the ordinary shares issuable upon exercise of Warrants. Each of the following is true on the date hereof and will be true on the Closing Date and on each date on which it exercises a Warrant: (i) such Purchaser is acquiring the Units and any ordinary shares issued upon exercise of a Warrant in the ordinary course of its business, (ii) such Purchaser does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Units or the ordinary shares issuable upon exercise of Warrants, (iii) such Purchaser’s financial condition is such that it is able to bear the risk of holding the Units and ordinary shares issuable upon exercise of Warrants for an indefinite period of time and the risk of loss of its entire investment and (iv) its overall commitment to investments which are not readily marketable is not disproportionate to its net worth and its investment in the Units will not cause such overall commitment to become excessive.

4.6 Due Diligence; Sophistication. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning its investment in the Units and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company; provided that no investigation by any Purchaser shall in any way limit the Company’s liability of any breach of a representation or warranty or covenant hereunder.

4.7 Securities Not Registered. Such Purchaser understands that the Units and the ordinary shares issuable upon exercise of the Warrants have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Units and such ordinary shares must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 and Regulation S promulgated under the Securities Act (the provisions of which are known to it) depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. The Purchaser also understands that as “restricted securities” within the meaning of Rule 144(a)(3) under the Act, none of the New Ordinary Shares issued pursuant to this Agreement or the ordinary shares issuable on the exercise of Warranties may be deposited into any unrestricted depositary facility established or maintained by a depositary bank, including the current ADS facility maintained by The Bank of New York as depositary, for so long as such securities remain restricted securities.

4.8 General Solicitation. Such Purchaser is not agreeing to purchase the Units as a result of having received or reviewed the Proxy Statement/Prospectus or any advertisement, article, notice or other communication regarding the Units published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.9 Residence. The headquarters office and the offices of such Purchaser in which its investment decision regarding the Units was made are located at the addresses of such Purchaser set forth on the signature page hereof.

4.10 No Conflict. The execution and delivery of this Agreement by such Purchaser do not and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulation, applicable to such Purchaser or its respective properties or assets.

4.11 Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

4.12 Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective.

4.13 U.K. Placing Agreement. Each Purchaser acknowledges and agrees that Nomura and the Company shall have absolute discretion as to the amendment, modification or waiver of any provision of the U.K. Placing Agreement so long as the number of Units underwritten is not less than 11,360,578 and the Issue Price is not reduced, and the Company and Nomura shall have no obligation to consult with any Purchaser and shall have no liability to any Purchaser in relation to the exercise of such discretion.

4.14 Certain Trading Activities. Since the transactions contemplated by this Agreement were first made known to it through the date hereof, such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, engaged in any purchase, sale or other transaction, including Short Sales (defined below), involving the Company’s Securities, and no open position or Short Sale exists in the name or on behalf of, or in conjunction with, such Purchaser. For purposes of this Section, “Short Sales” include, without limitation, all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers having the effect of hedging the securities or investment made under this Agreement.

5. Conditions Precedent.

5.1 Conditions to the Obligation of each Purchaser to Consummate the Closing. The obligation of each Purchaser to consummate the Closing and to purchase and pay for the Units being purchased by it pursuant to this Agreement is subject to the satisfaction (or waiver by such Purchaser) of the following conditions precedent:

(a) The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (i) except where such representation or warranty speaks as of a particular date in which case it shall on the Closing Date be true and correct as of the date specified and (ii) it being understood and agreed by each Purchaser that, in the case of any representation and warranty of the Company contained herein which is not qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 5.1(a).

(b) Admission shall have occurred and the U.K. Placing Agreement shall have become unconditional, and shall not have been terminated in accordance with its terms.

(c) The gross proceeds to be realized by the Company from the Closing of the sale of the Units pursuant to this Agreement shall be at least £3.5 million.

(d) The Company’s stockholders shall have approved at the EGM the issuance of the Units to be sold pursuant to this Agreement and the U.K. Open Offer and the U.K. Placing.

(e) There shall not have occurred since the date of this Agreement any effect, development, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect.

(f) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

(g) No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official of competent jurisdiction and shall be pending.

(h) The purchase of and payment for the Units by such Purchaser shall not be prohibited by any law or governmental order or regulation.

(i) All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to such Purchaser, and such Purchaser shall have received copies (executed or certified, as may be appropriate) of all documents which such Purchaser may have reasonably requested in connection with such transactions.

(j) The Escrow Agent shall have received the opinion of Simmons & Simmons substantially in the form attached hereto as Schedule 2.2.3(c)(iv).

5.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing and to issue and sell to each of the Purchasers severally, the Units to be purchased by it at the Closing is subject to the satisfaction (or waiver of the Company) of the following conditions precedent as to each Purchaser:

(a) The representations and warranties of such Purchaser contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, it being understood and agreed by the Company that, in the case of any representation and warranty of each Purchaser contained herein (other than any representation or warranty contained in Sections 4.3, 4.4, 4.5, 4.6 or 4.7) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 5.2(a).

(b) Admission shall have occurred and the U.K. Placing Agreement shall have become unconditional and shall not have been terminated in accordance with its terms.

(c) The gross proceeds to be realized by the Company from the Closing of the sale of the Units pursuant to this Agreement shall be at least £3.5 million.

(d) The Company’s stockholders shall have approved at the EGM the issuance of the Units to be sold pursuant to this Agreement and the U.K. Placing and U.K. Open Offer.

(e) Such Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

(f) No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official of competent jurisdiction and shall be pending.

(g) The sale of the Units by the Company shall not be prohibited by any law or governmental order or regulation.

(h) Such Purchaser shall have executed and delivered to the Company a Purchaser’s Questionnaire, in the form attached hereto as Exhibit B, pursuant to which each such Purchaser shall provide information necessary to confirm each such Purchaser’s status as an “accredited investor” (as such term is defined in Rule 501 promulgated under the Securities Act).

(i) Such Purchaser shall have paid to the Escrow Agent, and the Escrow Agent shall be in possession of, the purchase price for the Units to be purchased by it in accordance with this Agreement, and the Escrow Agent shall have confirmed that it is prepared to transfer such amount to the Company subject only to satisfaction of the receipt of the certificates provided in Section 2.2.3(c) hereof.

(j) All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to the Company, and the Company shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.

5.3 Satisfaction of Conditions. Following the deposit of the Escrowed Funds by the Purchaser with the Escrow Agent pursuant to Section 2.2 hereof, the execution by the Company and delivery to the Escrow Agent of the certificates referred to in Section 2.2.3(c)(ii) and (iii) hereof and the delivery to the Escrow Agent of the legal opinion specified by Section 2.2.3(c)(iv) hereof, this Agreement shall become wholly unconditional save for the satisfaction of the conditions specified in Sections 5.1(b) and 5.2(b) and shall not be capable of termination or rescission save for the non-satisfaction of such two conditions.

6. Transfer, Legends.

6.1 Securities Law Transfer Restrictions. No Purchaser shall sell, assign, pledge, transfer or otherwise dispose or encumber any of the Units being purchased by it hereunder or any component hereof (including the ordinary shares to be issued upon exercise of the Warrants), except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and, if requested by the Company, upon delivery by such Purchaser of an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws, provided that in no event may any Warrant be transferred to any person or entity in the United States who, at the time of such transfer, is not an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Any transfer or purported transfer of the Units or any component hereof (including the ordinary shares to be issued upon exercise of the Warrants) in violation of this Section 6.1 shall be voidable by the Company. The Company shall not register any transfer of the Units (including the ordinary shares to be issued upon exercise of the Warrants) in violation of this Section 6.1. The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 6.1.

6.2 Legends. Each certificate representing, or other evidence of ownership of, Units or any component thereof (including the ordinary shares to be issued upon exercise of the Warrants) shall be endorsed with the legends set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the securities represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR SAID LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT AND SAID LAWS.”

The legend set forth above shall be removed and the Company shall issue a certificate representing, or other evidence of ownership of, such securities without such legend to the holder of any Units or components thereof (including the ordinary shares to be issued upon exercise of the Warrants) upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such securities are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer is not effected or an exemption from registration is available. The Purchaser agrees to sell all Units or components thereof (including the ordinary shares to be issued upon exercise of the Warrants), including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

7. Termination: Liabilities Consequent Thereon. This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing only as follows:

(a) by any Purchaser (solely with respect to such Purchaser), upon notice to the Company if the conditions set forth in Section 5.1 shall not have been satisfied on or prior to December 31, 2003; or

(b) by the Company (solely with respect to such Purchaser), upon notice to any Purchaser if the conditions set forth in Section 5.2 as to such Purchaser shall not have been satisfied on or prior to December 31, 2004; or

(c) at any time by mutual agreement of the Company and any Purchaser (solely with respect to such Purchaser); or

(d) by any Purchaser (solely with respect to such Purchaser), with respect to its obligations hereunder if there has been any breach of any representation or warranty or any material breach of any covenant of the Company contained herein and the same has not been cured within 15 days after notice thereof, (it being understood and agreed by each Purchaser that, in the case of any representation or warranty of the Company contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation or warranty will be deemed to have been breached for purposes of this Section 7(d) only if such representation or warranty was not true and correct in all material respects at the time such representation or warranty was made by the Company or on such 15th day following notice of such breach); or

(e) by the Company (solely with respect to such Purchaser), if there has been any breach of any representation, warranty or any material breach of any covenant of such Purchaser contained herein and the same has not been cured within 15 days after notice thereof (it being understood and agreed by the Company that, in the case of any representation and warranty of the Purchaser contained herein (other than any representation or warranty contained in Sections 4.3, 4.4, 4.5, 4.6 or 4.7) which is not hereinabove qualified by application thereto of a materiality standard, such representation or warranty will be deemed to have been breached for purposes of this Section 7(e) only if such representation or warranty was not true and correct in all material respects at the time such representation or warranty was made by such Purchaser or on such 15th day following notice of such breach).

Any termination pursuant to this Section 7 shall be without liability on the part of any party, unless such termination is the result of a material breach of this Agreement by a party to this Agreement in which case such breaching party shall remain liable for such breach notwithstanding any termination of this Agreement.

8. Miscellaneous Provisions.

8.1 Public Statements or Releases. None of the parties to this Agreement shall make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgement of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of Orbimed Advisors LLC, which shall not be unreasonably withheld or delayed, provided, that nothing in this Section 8.1 shall prevent (i) the Company from issuing a press release upon or after the date hereof announcing the execution hereof (and ultimately the closing hereof) and summarizing the material terms hereof so long as such press release does not reveal the identity of any Purchaser, or (ii) any of the parties hereto from making such public announcements (including distribution of the Proxy Statement/Prospectus which may include therein the name of any Purchasers who may possibly acquire 3% or more of the Company’s outstanding ordinary shares) as it may consider necessary, or making this Agreement available for display, in order to satisfy its legal or regulatory obligations, so long as the extent practicable and not inconsistent with such obligations, it shall provide the other parties with prior notice thereof. The Company hereby notifies each Purchaser that this Agreement will be put on public display with its counsel in London and the Proxy Statement/Prospectus will disclose therein the name of each Purchaser who may possibly acquire 3% or more of the Company’s outstanding ordinary shares. The Company shall, on or promptly following the Closing Date (a) issue a press release disclosing the transactions contemplated hereby, and (b) furnish said press release to the SEC on Form 6-K with the SEC.

8.2 Non-Public Information. The Company covenants and agrees that from and after the date hereof it will not provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

8.3 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

8.4 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

8.5 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

8.6 Notices.

(a) Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by postage prepaid first class mail, courier or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

(b) All correspondence to the Company shall be addressed as follows:

Xenova Group plc

957 Buckingham Avenue

Slough SL1 4NL

Berkshire, United Kingdom

Attention: Daniel Abrams

Telephone: 011-44-1753-706-636

Telecopier: 011-44-1753-706-638

with a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022

Attention: Brian D. Beglin, Esq.

Telephone: (212) 705-7204

Telecopier: (212) 702-3601

(c) All correspondence to the Escrow Agent shall be addressed as follows:

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022

Attention: Brian D. Beglin, Esq.

Telephone: (212) 705-7204

Telecopier: (212) 702-3601

(d) All correspondence to any Purchaser shall be sent to such Purchaser at the address set forth in Exhibit A.

(e) Any entity may change the address to which correspondence to it is to be addressed by notification as provided for herein.

8.7 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

8.8 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purposes of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.9 Governing Law: Injunctive Relief.

(a) This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of New York and without regard to any conflict of laws concepts which would apply the substantive law of some other jurisdiction.

(b) Each of the parties hereto unconditionally and irrevocably consents and submits to the exclusive jurisdiction of the federal and state courts located in New York, N.Y., and waives any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(c) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court in the State of New York, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party’s reasonable costs, including attorney’s fees and expenses, incurred in connection with defending such action. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

8.10 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.11 Expenses. Except as provided in Section 8.9(c) hereof, each party will bear its own costs and expenses in connection with this Agreement.

8.12 Assignment. The rights and obligation of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party provided that no Purchaser may assign its rights or obligations hereunder without the consent of the Company which may not be unreasonably withheld and the Company may not assign its rights or obligations hereunder without the consent of the Purchasers. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other party.

8.13 Survival. The respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of one (1) year, except for the representation set forth in Section 3.4 of this Agreement, which shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of two (2) years, without regard to any investigation made by any party; provided that if a claim for a breach thereof shall have been made to the Company in writing, then such claim shall survive until resolved by mutual agreement or a final and nonappealable judgment of a court of competent jurisdiction pursuant to Section 8.9(b) hereof.

8.14 Entire Agreement: Amendment. This Agreement and the Warrant Instrument together constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly, executed by the Company and the Purchasers and no modification, alteration, waiver or change in the rights attached to the Warrants shall be valid or binding upon the Purchasers unless sanctioned in accordance with the terms of the Warrant Instrument.

8.15 Escrow Agent Provisions.

(a) The Company agrees to hold the Escrow Agent harmless and to indemnify the Escrow Agent against any loss, liability, expense (including reasonable attorney’s fees and expenses), claim, or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, except as shall result from the gross negligence or willful misconduct of the Escrow Agent (the “Indemnified Amounts”). The foregoing indemnities in this subsection (a) shall survive the termination of this Agreement.

(b) The Escrow Agent’s duties are only such as are specifically provided herein, and the Escrow Agent shall incur no liability whatsoever to any party hereto except as shall result from the gross negligence or willful misconduct of the Escrow Agent. The Escrow Agent shall have no responsibility hereunder other than to follow faithfully the instructions herein contained. The Escrow Agent may consult with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. The Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been executed by the proper parties.

(c) The Escrow Agent shall receive such fees for its services as it shall have separately agreed with the Company (the “Fees”). The Escrow Agent agrees that under no circumstances shall it have recourse against, nor shall it seek to recover from, any party hereto other than the Company any Indemnified Amounts or Fees, all of such other parties being hereby released from liability to the Escrow Agent with respect thereto.

(d) It is understood and agreed that should any dispute arise with respect to payment and/or ownership or right of possession of the Escrowed Funds, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the disputed Escrowed Funds until such dispute shall have been settled either by mutual written agreement by the parties concerned or pursuant to a final nonappealable judgment of a court of competent jurisdiction. The Escrow Agent shall be under no duty whatsoever to institute or defend any such legal proceedings.

8.16 Disclosure. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The disclosure of amounts with respect to items in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

8.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via facsimile transmission with the same force and effect as if it were executed and delivered in writing. In making proof of this Agreement, it shall not be necessary to produce or account for more than one fully executed counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement under seal as of the day and year first above written.

XENOVA GROUP PLC

By:	/s/ Daniel Abrams
Name:
Title:

BINGHAM MCCUTCHEN LLP, AS ESCROW AGENT

By:
Name:
Title:

By:
Name:
Title: